Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

 FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Second Quarter Earnings for 2010

CHARLESTON, S.C., July 9 /PRNewswire-FirstCall/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC), announced earnings of $728,842 or $.18 per share, for the second quarter of 2010, an increase of 6.02% from second quarter earnings of $687,461 or $.17 per share in 2009.  The Company had earnings of $1,455,709 or $.36 per share for the six months ended June 30, 2010, compared to $1,462,363 or $.37 per share for the six months ended June 30, 2009. Returns on average assets and average equity for the six month period were 1.12% and 10.43%, respectively, compared with 2009 returns on average assets and average equity of 1.19% and 10.76%, respectively.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "We feel good about our performance in this difficult and volatile environment.  Earnings are above our profit plan as we have kept our net interest margin above 4%.  Loan demand remains soft; however, we are seeing signs that the Charleston economy is improving. We are well positioned for the recovery and for what the 'new normal' will be in the future."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP and USB Securities, LLC.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2010	2009

Shares Outstanding
BKSC Common Stock	4,019,300	4,002,272

Book Value Per Share	$7.00	$6.74

Total Assets	$262,627,028	$257,805,465

3 Months
Ending

Net Income	$728,842	$687,461

Basic Earnings Per Share	$.18	$.17

Diluted Earnings Per Share	$.18	$.17

Weighted Average Shares
Outstanding Basic	4,007,307	3,984,053

Weighted Average Shares
Outstanding Diluted	4,007,307	3,984,053

6 Months
Ending

Net Income	$1,455,709	$1,462,363

Basic Earnings Per Share	$.36	$.37

Diluted Earnings Per Share	$.36	$.37

Weighted Average Shares
Outstanding Basic	4,005,121	3,980,359

Weighted Average Shares
Outstanding Diluted	4,005,121	3,980,359

CONTACT: Sheryl G. Sharry, +1-843-724-1500